Exhibit 99.1

Press Release                                                         FOR IMMEDIATE RELEASE

September 18, 2015

CONTACT:    Chad Daffer, Andy Grier,

                         or Craig Allen

                          800-283-2357

AMERICA FIRST MULTIFAMILY INVESTORS, L.P. ANNOUNCES UNITHOLDERS

APPROVE ALL PROPOSALS IN ITS CONSENT SOLICITATION

Omaha, NE – September 18, 2015 – America First Multifamily Investors, L.P. (NASDAQ: ATAX) (“ATAX” or the “Company”), has completed the consent solicitation of its unitholders and has announced that all eight proposals were approved by ATAX’s unitholders. Of the 60,252,928 units of ATAX outstanding as of the record date for the consent solicitation, 40,288,369 units, or 66.9% were voted prior to the expiration of the consent solicitation on September 15, 2015. The eight proposals that were approved by ATAX’s unitholders were:

•	Proposals 1A, 1B and 1C, providing ATAX with greater operational flexibility;

•	Proposals 1D and 1E, providing ATAX with enhanced operational sustainability;

•	Proposal 1F, implementing certain amendments to ATAX’s Limited Partnership Agreement that are intended to protect ATAX and its unitholders from certain unsolicited acquisition tactics;

•	Proposal 1G, clarifying operational and mechanical matters of ATAX; and

•	Proposal 2, providing for the approval of ATAX’s 2015 Equity Incentive Plan.

Each of the proposals is intended to create the best conditions possible for ATAX to enhance value to unitholders.

“We are pleased that all eight of the proposals voted upon by our unitholders have been approved,” said Mark A. Hiatt, ATAX’s Chief Executive Officer. “We also are encouraged that almost 67% of the total units outstanding, as of the record date, were voted.”

“With the approval of each of the eight proposals, ATAX will continue to focus on its ultimate goal of creating the best conditions possible for our Company to enhance value to our unitholders,” stated Chad Daffer, ATAX’s Fund Manager. “We would like to thank our unitholders, our management team and AST Fund Solutions (ATAX’s Vote Tabulator) for all working toward a common purpose for the betterment of the Company.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing, senior citizen residential properties, and commercial properties. The Company is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale. The Company expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Company seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Company’s Amended and Restated Limited Partnership Agreement, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Company with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.